UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: April 28, 2008

(Date of earliest event reported)

Markel Corporation

(Exact name of registrant as specified in its charter)

Virginia	001-15811	54-1959284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4521 Highwoods Parkway

Glen Allen, Virginia 23060-6148

(804) 747-0136

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

By action taken as of April 28, 2008, the Board of Directors of Markel Corporation (“Markel”) has elected Anthony F. Markel as Vice Chairman and Paul W. Springman as President and Chief Operating Officer, effective May 1, 2008.

Mr. Markel has been associated with Markel for over 40 years, serving as President and Chief Operating Officer since 1992. Mr. Springman, 56, has worked with Markel and its subsidiaries since 1984 and has served as Executive Vice President since 2002.

Markel’s Employee Stock Purchase and Bonus Plan includes a Loan Program. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers continue in accordance with their terms in effect on July 30, 2002. Mr. Springman has loans under the Loan Program, bearing interest at 3% and due and payable 10 years from the loan date. The loans, which are unsecured, are full recourse and partially amortizing, requiring a balloon payment at maturity. The largest aggregate amount of principal and interest outstanding during 2007 on the loans to Mr. Springman was $857,183, and the amount outstanding at December 31, 2007 was $660,249.

Mr. Springman is party to an employment agreement with Markel and participates in compensation and benefit plans sponsored by Markel. Except for conforming changes in the employment agreement to reflect his new position and a possible salary adjustment following an annual review by the Compensation Committee of the Markel Board of Directors, no changes to the agreement or the arrangements under the plans are anticipated as a result of his new position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MARKEL CORPORATION

Date: April 30, 2008	By:	/s/ Richard R. Whitt, III
	Name:	Richard R. Whitt, III
	Title:	Senior Vice President and Chief Financial Officer